Exhibit 99.2

Alexandria Real Estate Equities, Inc. Appoints Dean A. Shigenaga and Thomas J. Andrews as Co-Presidents

PASADENA, Calif., March 21, 2018 – Alexandria Real Estate Equities, Inc. (NYSE: ARE), an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, today announced that its board of directors has appointed Dean A. Shigenaga and Thomas J. Andrews as co-presidents, effective April 23, 2018. In their new roles, Mr. Shigenaga and Mr. Andrews will be collectively responsible for overseeing Alexandria’s strategic operations. Mr. Shigenaga will also continue in his role as chief financial officer, as will Mr. Andrews in his role as regional market director of Greater Boston.

“Dean and Tom have been an integral part of the Alexandria team for nearly two decades, and we could not be more pleased they will be our new co-presidents,” said Joel S. Marcus, chairman, chief executive officer and founder of Alexandria Real Estate Equities, Inc. “They embody the skills essential for strong leadership, decisive management and operational excellence.”

Mr. Shigenaga joined Alexandria in 2000 and has served as the company’s chief financial officer (CFO) since 2004. He is a certified public accountant with nearly 25 years of accounting and real estate experience. For the past 13 years as CFO, Mr. Shigenaga has effectively led the company’s financial, accounting and treasury functions and in doing so has developed one of the best teams in the country. He and his team were the architects of Alexandria’s award-winning disclosures and reporting, which were recognized by Nareit with the Investor CARE (Communications and Reporting Excellence) Gold Award in 2015 and 2016. Over the past decade, Mr. Shigenaga has been instrumental in the disciplined management of the company’s balance sheet and the significant improvement in its credit profile to its current best position in the company’s history. Alexandria’s latest corporate credit rating of BBB with a positive outlook from S&P Global Ratings, combined with the continued disciplined management of its balance sheet, will support the company’s strategic long-term growth initiatives. As co-president, Mr. Shigenaga will add to his leadership responsibilities related to strategic operations.

Mr. Andrews has been responsible for the management of the company’s Greater Boston asset base and operations since joining Alexandria in 1999. During his more than 18-year tenure, he has steered the transformative growth of the Greater Boston region into the company’s largest region, which is home to three of Alexandria’s most prominent life science and technology campuses in the heart of Cambridge. As regional market director, Mr. Andrews has led the strategic acquisition of multiple, value-added properties; diligently managed on-time, on-budget development projects; and cultivated and maintained key tenant relationships. He has also built and guides a highly skilled team across a range of disciplines with operational excellence. Leveraging nearly 30 years of experience in the commercial real estate industry, a proven track record of leading the expansive Greater Boston region and a well-respected reputation within the real estate, life science and technology communities, Mr. Andrews will assume additional responsibilities related to the company’s overall strategic operations.

About Alexandria Real Estate Equities, Inc.

Alexandria Real Estate Equities, Inc. (NYSE: ARE), an S&P 500® company, is an urban office REIT uniquely focused on collaborative life science and technology campuses in AAA innovation cluster locations, with a total market capitalization of $17.9 billion and an asset base in North America of 29.6 million SF as of December 31, 2017. The asset base in North America includes 22.0 million RSF of operating properties, including 1.7 million RSF of development and redevelopment of new Class A properties currently undergoing construction. Additionally, the asset base in North America includes 7.6 million SF of future development projects, including 1.6 million SF of near-term projects undergoing marketing for lease and pre-construction activities and 3.8 million SF of intermediate-term development projects. Founded in 1994, Alexandria pioneered this niche and has since established a significant market presence in key locations, including Greater Boston, San Francisco, New York City, San Diego, Seattle, Maryland and Research Triangle Park. Alexandria has a longstanding and proven track record of developing Class A properties clustered in urban life science and technology campuses that provide its innovative tenants with highly dynamic and collaborative environments that enhance their ability to successfully recruit and retain world-class talent and inspire productivity, efficiency, creativity and success. Alexandria also provides strategic risk capital to transformative life science and technology companies through its venture capital arm. We believe our unique business model and diligent underwriting ensure a high-quality and diverse tenant base that results in higher occupancy levels, longer lease terms, higher rental income, higher returns and greater long-term asset value. For additional information on Alexandria, please visit www.are.com.

CONTACT: Joel S. Marcus, Chief Executive Officer, Alexandria Real Estate Equities, Inc., (626) 578-9693

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